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                                                                    Exhibit 3(i)


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                       AMERICAN INTERNATIONAL GROUP, INC.


         -------------------------------------------------------------
            Adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware
         -------------------------------------------------------------


     WE, HOWARD I. SMITH, Executive Vice President, Chief Financial Officer and Comptroller, and KATHLEEN E. SHANNON, Vice President and Secretary of AMERICAN INTERNATIONAL GROUP, INC., a corporation existing under the Laws of the State of Delaware, DO HEREBY CERTIFY under the seal of said corporation as follows:

          FIRST: The Restated Certificate of Incorporation of said corporation, as amended, has been amended so that the first paragraph of ARTICLE FOUR thereof shall read in its entirety as follows:

               "The total number of shares of all classes of stock which the Company shall have authority to issue is 2,006,000,000, of which 6,000,000 shares are to be Serial Preferred Stock, par value $5.00 per share (hereinafter called the "Serial Preferred Stock"), and 2,000,000,000 shares are to be Common Stock, par value $2.50 per share (hereinafter called the "Common Stock")."

          SECOND: That such amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors of said corporation and by the affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the May 20, 1998 Annual Meeting of Shareholders duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware.
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          THIRD: That the capital of the corporation will not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, we have both signed this certificate and caused the corporate seal of the corporation to be hereunder affixed this 26th day of May, 1998.


                                        /s/ Howard I. Smith
                                        -----------------------------------
                                        HOWARD I. SMITH
                                        Executive Vice President, Chief
                                          Financial Officer and Comptroller


ATTEST:

/s/ Kathleen E. Shannon
------------------------------------
KATHLEEN E. SHANNON
Vice President and Secretary
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STATE OF NEW YORK
                     ss:
COUNTY OF NEW YORK



     BE IT REMEMBERED that on this 26th day of May, 1998, personally came before me, Sandra A. LeMonds, a Notary Public in and for the County and State aforesaid, HOWARD I. SMITH and KATHLEEN E. SHANNON, Executive Vice President, Chief Financial Officer and Comptroller and Vice President and Secretary, respectively, of AMERICAN INTERNATIONAL GROUP, INC., the corporation mentioned in the foregoing Certificate, to me known and known by me to be the persons whose signatures appear on the foregoing Certificate, and they being by me duly sworn did depose and say that they signed and acknowledged the said Certificate to be their act and deed and the act and deed of the said corporation, and that the seal thereto affixed is the seal of the said corporation.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year hereinabove written.


                                   /s/ Sandra A. LeMonds
                                   ---------------------
                                       Sandra LeMonds
                                Notary Public, State of NY
                                     No. 01 LE5059041
                               Qualified in New York County
                             Commission expires April 22, 2000